Exhibit 10.1

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into as of this 31st day of December 2008, by and between MICHAEL GERMAN (the "Executive") and CORNING NATURAL GAS CORPORATION, a New York corporation, having its principal place of business in Corning, New York (the "Company").

RECITALS:

    The Company and the Executive are parties to an Employment Agreement dated as of November 30, 2006 (the "Original Agreement").

    In order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, the Company and the Executive desire to amend the Original Agreement as set forth in this Amendment (the Original Agreement as amended by this Amendment, the "Amended Agreement").

ACCORDINGLY, in consideration of the promises hereinafter set forth in this Amendment, the parties agree as follows:

    Changes to Section 2 of the Original Agreement. The Company and the Executive hereby agree that Section 2 of the Original Agreement is hereby amended as follows:

      Section 2.1 is deleted in its entirety from the Original Agreement and is replaced in its entirety in the Amended Agreement by the following:

2.1 Salary. As basic compensation for the services to be rendered by the Executive to the Company during the Employment Period, the Company shall pay the Executive during the Employment Period a salary in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) annually, payable in twenty-six (26) equal biweekly installments (the "Base Salary"), less such deductions and amounts to be withheld as may be required by applicable law and regulations. To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, "Section 409A"), no payment under this Section 2.1 shall be made on a date later than the later of the fifteenth day of the third month following the end of the Executive's or the Company's first taxable year in which the amount was earned and accrued.

(b) The following is added in its entirety as the last sentence of Section 2.2 of the Amended Agreement:

To ensure compliance with Section 409A, no bonus payment under this Section 2.2 shall be made on a date later than the later of the fifteenth day of the third month following the end of the Executive's or the Company's first taxable year in which the amount was earned and accrued.

      The first sentence of Section 2.4 of the Original Agreement is deleted in its entirety and is replaced in its entirety in the Amended Agreement by the following:

      The Executive shall be entitled to participate in or receive compensation and/or benefits, as applicable, under all employee benefit plans, and all employee benefit arrangements (the "Welfare Benefits") and vacation policies made available by Company now or during the Employment Period to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the compensation and benefits created by this Agreement.

      The following is added in its entirety as the last sentence of Section 2.5 of the Amended Agreement:

To ensure compliance with Section 409A, reimbursed expenses for any calendar year payable under this Section 2.5 shall be paid no later than March 15 of the calendar year following the calendar year in which those expenses were incurred by the Executive.

    Changes to Section 3 of the Original Agreement. The Company and the Executive hereby agree that Section 3 of the Original Agreement is hereby amended as follows:

      The second sentence of Section 3.2 of the Original Agreement is deleted in its entirety and replaced in its entirety in the Amended Agreement by the following:

      During the first 120 days of any such disability, Company shall pay to Executive his Base Salary, and Welfare Benefits until Executive's employment is terminated; provided, however, Executive's salary payments shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of the Company or under the Social Security disability insurance program.

      The first sentence of Section 3.4 of the Original Agreement is redesignated as Section 3.4(a) of the Amended Agreement.

      The second sentence of Section 3.4 of the Original Agreement is deleted in its entirety from the Amended Agreement and replaced in its entirety with the following new Section 3.4(b) of the Amended Agreement:

        In the event that Executive elects to terminate this Agreement by resignation in accordance with this provision, Company may elect notwithstanding the effective date of such termination contained in Executive's resignation notice to make Executive's resignation effective on such earlier date, if any, as Company determines in its sole discretion, provided that notwithstanding such election and determination by Company, Company shall be obligated to pay Executive's Base Salary and Welfare Benefits due hereunder through a date not earlier than ninety (90) days after the date of Executive's resignation notice.

    Changes to Section 8 of the Original Agreement. The Company and the Executive hereby agree that Section 8 of the Original Agreement is hereby amended as follows:

      Section 8.4 of the Original Agreement is deleted in its entirety and is replaced in its entirety in the Amended Agreement by the following.

      8.4 Termination Pursuant to Section 3.4(a) Hereof. In the event of the termination of this Agreement, pursuant to the provisions of Section 3.4(a) hereof, Executive's entitlement to all compensation and benefits hereunder (including any right to participate in any bonus per Section 2.2) shall cease and terminate as of the effective date of the termination of Executive's employment.

      Section 8.5 of the Original Agreement is deleted in its entirety and is replaced in its entirety in the Amended Agreement by the following.

      8.5 Termination Pursuant to Section 3.5 Hereof. In the event of the termination of this Agreement pursuant to the provisions of Section 3.5 hereof, Executive's entitlement to all compensation and benefits (including any right to participate in any bonus per Section 2.2) hereunder shall terminate as of the effective date of such termination, provided, however, that Executive shall further received a severance package equal to one (1) times Executive's then current annual Base Salary (the "Severance Salary").

      Section 8.6 of the Original Agreement is deleted in its entirety and is replaced in its entirety in the Amended Agreement by the following.

      8.6 Termination After a Change in Control. In the event of the involuntary termination of Executive's employment by Company or its successor in anticipation of, in connection with, or within one (1) year after the Change in Control, unless such termination is pursuant to the provisions of Section 3.1, 3.2, 3.3, or 3.4 hereof, then Executive shall be entitled to receive from Company all compensation and benefits (including any right to participate in any bonus per Section 2.2) through the effective date of such termination, plus a severance package equal to three (3) times Executive's then current annual Base Salary (the "Change in Control Salary").

      Section 8.7 of the Original Agreement is deleted in its entirety and is replaced in its entirety in the Amended Agreement by the following.

8.7 Termination of Employment Without Cause. Subject to Section 8.6, in the event of the termination of employment by the Company without cause, Executive shall be entitled to receive all compensation and benefits (including any right to participate in any bonus per Section 2.2) through the effective date of such termination, plus the Severance Salary.

    Addition of New Section 12.8 to the Amended Agreement. The Company and the Executive hereby agree that the following is added in its entirety as Section 12.8 of the Amended Agreement:

12.8 Section 409A.

      To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.

      To ensure compliance with Section 409A, the Company shall pay:

        all Base Salary payable (A) under Section 3.2 in accordance with the Company's payroll procedures set forth in Section 2.1 above as in effect on the Effective Date beginning with the first pay period (determined in accordance with the Company's payroll procedures set forth in Section 2.1 above) following the commencement of the Executive's physical or mental disability, and (B) under Section 3.4(b) in accordance with the Company's payroll procedures set forth in Section 2.1 above as in effect on the Effective Date beginning with the first pay period (determined in accordance with the Company's payroll procedures set forth in Section 2.1 above) following the Executive's termination as determined by the Company;

        any bonus payment payable under Section 8.1, 8.3, 8.4, 8.5, 8.6 or 8.7, if any, in accordance with the Company's procedures set forth in Section 2.2;

        any Severance Salary payable under Section 8.5 or 8.7 in a lump sum payment on a date that is no later than the later of the fifteenth day of the third month following the end of the Executive's or the Company's first taxable year after the termination, of (A) this Agreement in accordance with Section 3.5 or (B) the Executives employment under this Section 8.7, respectively;

        any Change in Control Salary payable under Section 8.6 in a lump sum payment on a date that is no later than the later of the fifteenth day of the third month following the end of the Executive's or the Company's first taxable year after the termination of this Agreement in accordance with Section 7.1. and to the extent that any continued payments or reimbursements of Welfare Benefits under Section 3.2 or 3.4(b) are deemed to constitute taxable compensation to the Executive, any such payment due to the Executive shall be paid to the Executive on or before the last day of the Executive's taxable year following the taxable year in which the related expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive's right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

        If the Executive is a "specified employee" (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Company in accordance with Section 409A, as of the date of the Executive's separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Agreement are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 12(c) shall be paid or distributed (without interest) to the Executive in a lump sum on the earlier of (i) the date that is six (6) months following termination of the Executive's employment, (ii) a date that is no later than thirty (30) days after the date of the Executive's death or (iii) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

        For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive's right to receive the installment payments described in Sections 3.2 and 3.4(b) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(e) To the maximum extent permitted by applicable law, the amounts payable to the Executive under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(f) As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement that is subject to Section 409A made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

    Full Force and Effect. Except to the extent specifically modified in this Amendment, each and every provision of the Original Agreement remains in full force and effect.

    Miscellaneous. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of New York. The parties intend to and do hereby confer jurisdiction upon the courts of any jurisdiction within the State of New York to determine any dispute arising out of or related to this Amendment, including the enforcement and the breach hereof. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event of any conflict between the original terms of the Original Agreement and this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties personally or by their duly authorized officers have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Michael German

MICHAEL GERMAN

CORNING NATURAL GAS CORPORATION

By: /s/ Stanley G. Sleve

Its: VP Administration and Corporate Secretary